Exhibit 10.9(a)

AMENDED AND RESTATED
METROPCS COMMUNICATIONS, INC.
2004 EQUITY INCENTIVE COMPENSATION PLAN

EMPLOYEE NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

Pursuant to this Employee Non-Qualified Stock Option Award Agreement, executed by MetroPCS Communications, Inc. (the “Company”) and [First, Middle and Last Name] (the “Optionee”), an employee of the Company or one of its Affiliates, the Company hereby grants to the Optionee on [Option Grant Date] (the “Grant Date”), a right (the “Award”) to purchase from the Company up to, but not exceeding in the aggregate, [Share Number] shares of common stock (“Option Shares”), par value $0.0001 per share, of the Company (“Common Stock”) at [Option Price] per share (the “Exercise Price”), which has been determined to be no less than the Fair Market Value per share of the Common Stock on the Grant Date, pursuant to the Amended and Restated MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan (the “Plan”), with such number of shares and such price per share being subject to adjustment as provided in the Plan, and further subject to the following terms and conditions. The Award is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

1.    Relationship to Plan
This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Company's Compensation Committee (“Committee”) and are in effect on the date hereof, as well as the provisions of this Agreement. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. For purposes of this Award Agreement:
(a)    “Employment” means employment with the Company or any of its Affiliates.
(b)    “Option Period” means the period commencing upon the Grant Date and ending on the date on which the Award expires pursuant to Section 3.
(c)    “Option Shares” means the shares of Common Stock covered by this Award Agreement.
2.    Exercise and Vesting Schedule
(a)    Schedule. The Award shall vest and may be exercised in installments in accordance with the following schedule:

Date Vested	Percentage of Option Shares Vested and Exercisable
First (1st) year anniversary of the Grant Date	25%
Following the first (1st) year anniversary of the Grant Date, each monthly anniversary of the Grant Date for 36 successive months	2.0833%

As of the fourth (4th) year anniversary of the Grant Date, all Option Shares covered by the Award shall be 100% vested and exercisable. The Optionee must be in continuous Employment from the Grant Date through the date of exercisability in order for the Award to become vested and exercisable with respect to additional shares of Common Stock on such date.
(b)    Change of Control. Notwithstanding the vesting schedule noted above in Section 2(a) above and Section 10.12(a) of the Plan, in the event that a Change of Control occurs, as defined in Section 1.2 of the Plan, this Award shall become fully vested and exercisable, provided that the Optionee has been in continuous Service since the Grant Date, except where the Optionee shall be on a temporary leave of absence approved by the Board, but during such period no portion of the Award shall vest. If approved by the Board prior to or within thirty (30) days after such time as a Change of Control shall be deemed to have occurred, the Board shall have the right for a forty-five (45) day period immediately following the date that the Change of Control is deemed to have occurred to require Optionee to transfer and deliver to the Company this Award in exchange for an amount equal to the “cash value” (defined below) of the Award. Such right shall be exercised by written notice to Optionee. The cash value of the Award shall equal the excess of the “market value” (defined below) per share of the Common Stock over the Exercise Price, if any, multiplied by the number of Option Shares subject to this Award that have not been previously exercised by the Optionee. For purposes of the preceding sentence, “market value” per share shall mean the higher of (i) the average of the Fair Market Value per share of Common Stock on each of the five (5) trading days immediately following the date a Change of Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with the Change of Control, as determined by the Board. The amount payable to Optionee by the Company pursuant to this Section 2(b) shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.
(c)    Expiration. To the extent the Option Shares covered by this Award become vested and exercisable, such Award may be exercised in whole or in part (at any time or from time to time, except as otherwise provided herein) for whole Option Shares until expiration of the Award pursuant to the terms of this Award Agreement or the Plan.
3.    Termination of Award
(a)    Expiration Date. The Option Period shall expire on the tenth (10th) year anniversary of the Grant Date, except as otherwise provided in this Section 3.
(b)    Termination of Employment Other Than Due to Death, Disability or Retirement. If the Optionee's Employment terminates for any reason other than due to death, Disability or Retirement, then:
(i)    any unvested Option Shares shall be immediately forfeited as of such termination date and no further vesting shall occur; and
(ii)    any vested Option Shares shall be exercisable until the earlier of (A) the six (6) month anniversary of such Employment termination date, or (B) the expiration of the Option Period, and thereafter the Award shall expire, terminate and be of no further force and effect.
(c)    Termination of Employment Due to Retirement. If the Optionee's Employment terminates due to Retirement, then:
(i)    any unvested Option Shares shall be immediately forfeited as of such termination date and no further vesting shall occur; and

(ii)    any vested Option Shares shall be exercisable until the earlier of (A) the first (1st) year anniversary of such Employment termination date or (B) the expiration of the Option Period, and thereafter the Award shall expire, terminate and be of no further force and effect.
(d)    Termination of Employment Due to Death or Disability. If (i) the Optionee's Employment terminates due to death or Disability, (ii) the Optionee's Employment terminates due to Retirement and his or her death occurs during the period described in subsection 3(c)(ii) above (the “Applicable Retirement Period”) or (iii) the Optionee's Employment terminates due to Disability and his or her death occurs during the period that expires on the earlier of the expiration of the Option Period or the first (1st) year anniversary of the Optionee's termination of Employment due to Disability (the “Applicable Disability Period”), then:
(i)    any unvested Option Shares that have not already been forfeited shall be immediately forfeited as of such termination date or date of death, as applicable and no further vesting shall occur; and
(ii)    any vested Option Shares shall be exercisable until the earlier of (1) the expiration of the Option Period or (2) the later of (x) the first (1st) year anniversary of such termination of Employment as a result of Disability or death, or (y) the first (1st) year anniversary of Optionee's death during the Applicable Retirement Period or the Applicable Disability Period.
4.    Exercise of Award
Subject to the limitations set forth herein and in the Plan, this Award may be exercised by completing in writing the Stock Option Award Exercise Notice, in the form prescribed by the Committee (the “Notice”), and submitting the Notice to the Company as set forth in Section 5. The Notice shall (a) state the number of shares of Common Stock with respect to which the Award is being exercised, (b) be accompanied by cash, a check or, with the consent of the Committee (i) shares of Common Stock (not subject to limitations on transfer) or a combination of cash and Common Stock payable to the Company in the full amount of the purchase price for any shares of Common Stock being acquired or (ii) by cashless exercise through a broker and (c) be accompanied by cash, check or Common Stock in the full amount of all federal and state withholding or other employment taxes applicable to the taxable income of such Optionee resulting from such exercise (or instructions to satisfy such withholding obligation by withholding Option Shares in accordance with Section 8); provided, however, that any shares of Common Stock delivered in payment of the Exercise Price that are or were the subject of an Award under the Plan must be shares that the Optionee has owned for a period of at least six (6) months prior to the date of exercise. For the purpose of determining the amount, if any, of the purchase price satisfied by payment in Common Stock, such Common Stock shall be valued at its Fair Market Value on the date of exercise.
Notwithstanding anything to the contrary contained herein, the Optionee agrees that he or she will not exercise the Award granted pursuant hereto, and the Company will not be obligated to issue any Option Shares pursuant to this Award Agreement, if the exercise of the Award or the issuance of such Option Shares would constitute a violation by the Optionee or by the Company of any provision of any law or regulation of any governmental authority or any stock exchange or transaction quotation system. The Optionee agrees that, unless the Awards and the Option Shares covered by the Plan have been registered pursuant to the Securities Act of 1933, as amended, the Company may, at its election, require the Optionee to give a representation in writing in form and substance satisfactory to the Company to the effect that he is acquiring such shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of such shares or any part thereof.

If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, the time for delivery thereof, which would otherwise be as promptly as possible, shall be postponed for the period of time necessary to take such action.
5.    Notices
(a)    The Notice for exercise of the Award (with payment) must be made in the following manner:
(i)    by registered or certified United States mail, postage prepaid, to MetroPCS Communications, Inc., Attention: Stock Plan Administrator, 2250 Lakeside Blvd, Richardson, TX 75082, in which case the date of exercise shall be the date of mailing; or
(ii)    by hand delivery or overnight mail to MetroPCS Communications, Inc., Attention: Stock Plan Administrator, 2250 Lakeside Blvd, Richardson, TX 75082; in such case, the date of exercise shall be the date when receipt is acknowledged by the Company.
(b)    Notwithstanding the foregoing, in the event that the address of the Company is changed prior to the date of any exercise of this Award, notice of exercise shall instead be made pursuant to the foregoing provisions at the Company's current address.
(c)    Any other notices provided for in this Award Agreement or in the Plan to the Company shall be given in writing and shall be deemed effectively delivered or given upon receipt, or in the case of notices delivered by the Company to the Optionee, five (5) days after deposit in the United States mail, postage prepaid, addressed to the Optionee at the address specified at the end of this Award Agreement or at such other address as the Optionee hereafter designates by written notice to the Company.
6.    Assignment of Award
Except as otherwise permitted by the Committee, the Optionee's rights under the Plan and this Award Agreement are personal; no assignment or transfer of the Optionee's rights under and interest in this Award may be made by the Optionee, other than as permitted in Section 10.8 of the Plan. The Award will be exercisable during Optionee's lifetime only by Optionee or by Optionee's guardian or legal representative. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Optionee.
7.    Delivery of Common Stock
Shares of Common Stock issued pursuant to the exercise of the Award shall be credited in book entry form as soon as practicable after the exercise date to an account administered by a designated custodian, bank or financial institution, unless the Optionee provides written direction to the Company to issue certificates. The Optionee may request that any shares credited in book entry form be issued in certificates at any time, in accordance with the procedures of the designated custodian, bank or financial institution that administers the Optionee's account. Certificates representing the Common Stock issued pursuant to the exercise of the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to the exercise of this Award until all restrictions and conditions set forth in the Plan or this Award Agreement and in the legends referred to in this Section 7 have been complied with.

8.    Withholding
No certificates representing shares of Common Stock purchased hereunder shall be delivered to or in respect of an Optionee unless the full amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the issuance of such shares of Common Stock has been remitted to the Company or unless provisions to pay such withholding requirements have been made to the satisfaction of the Committee. The Company shall have the right to (a) make deductions from the number of Option Shares otherwise deliverable upon exercise of this Award in an amount sufficient to satisfy withholding of any federal, state and other governmental tax required by law, or (b) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations. The Optionee may pay all or any portion of the taxes required to be withheld by the Company or paid by the Optionee in connection with the exercise of all or any portion of this Award by delivering cash, or, with the Committee's approval, by electing to have the Company withhold shares of Common Stock, or by delivering previously owned shares of Common Stock, having a Fair Market Value equal to the amount required to be withheld or paid. The Optionee may only request withholding Option Shares having a Fair Market Value equal to the statutory minimum withholding amount. The Optionee must make the foregoing election on or before the date that the amount of tax to be withheld is determined. If the Optionee is subject to the short‑swing profits recapture provisions of Section 16(b) of the Exchange Act, any such election shall be subject to such other restrictions as may be established by the Committee in order that satisfaction of withholding tax obligations with shares of Common Stock might be exempt from the operation of Section 16(b) of the Exchange Act in whole or in part.
9.    Shareholder Rights
The Optionee shall have no rights of a shareholder with respect to shares of Common Stock subject to this Award unless and until such time as this Award has been exercised and ownership of such shares of Common Stock has been transferred to the Optionee.
10.    Successors and Assigns
This Award Agreement shall bind and inure to the benefit of and be enforceable by the Optionee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Optionee may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted herein.
11.    No Employment Guaranteed
This Award shall not confer upon Optionee any right with respect to continuance of Employment or other service with Company or an Affiliate, nor shall it interfere in any way with any right Company or any Parent or Subsidiary would otherwise have to terminate such Optionee's Employment or other service at any time.
12.    Governing Law
This Award Agreement will be construed in accordance with the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law. The obligation of the Company to deliver Common Stock hereunder is subject to all applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Common Stock.

13.    Amendment
Neither the Board nor the Committee may terminate this Award without the written consent of the Optionee, and no amendment or termination of this Award may adversely affect the rights, privileges or benefits of the Optionee under this Award without the written consent of the Optionee; provided, however, that the restrictions of this Section 13 shall not apply to the extent that applicable legal or securities requirements may so require an action that is otherwise prohibited by this Section 13.
Date: [Date]

METROPCS COMMUNICATIONS, INC.

/s/ J. Braxton Carter

J. Braxton Carter, CFO & Vice Chairman

By clicking “Accept”, the above named Optionee accepts this Award, subject to the terms and provisions of the Award Agreement, Plan and administrative interpretations thereof referred to above. Optionee also agrees to become a party to the Award Agreement. Optionee confirms that he or she has read and understands the S-8 prospectus related to the Award. You, as the above named Optionee, are not required to take any further action to accept the terms and conditions of this Award Agreement. If you, as Optionee, desire to accept the Award Agreement, subject to the terms and provisions hereof and the Plan and administrative interpretations of such Plan referred to herein, simply retain a copy of this Award Agreement for your records, and you shall be DEEMED to have ACCEPTED the Award and you shall be DEEMED to become a party to the Award Agreement, being bound to its terms and conditions. By acceptance, Optionee confirms that the Plan and the S-8 prospectus for the Plan have been made available to the Optionee, and that he or she has read and understands the S-8 prospectus relating to the Award granted under this Award Agreement.
If you DO NOT WISH TO ACCEPT this Award, you must provide written notice of your desire to reject the Award Agreement for the grant of the Award within thirty (30) days of the receipt of this Award Agreement and such written notice must be signed and dated. Please send such written notice to Stock Plan Administration, at 2250 Lakeside Blvd., Richardson, Texas, 75082, Attention: Kim Butzke. Again you must return your written notice of rejection of this Award Agreement within 30 days of receipt of this Award Agreement.